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                                                                  EXHIBIT 10.11

                                  [LETTERHEAD]

March 13, 1995

Gerald T. O'Conner, Ph.D., D.Sc.
Northern New England Cardiovascular Disease Study Group
c/o Clinical Research Section
Department of Medicine
Dartmouth-Hitchcock Medical Center
Lebanon, New Hampshire 03756

Dear Gerry,

We are delighted to present this letter agreement (the "Agreement") for the purpose of outlining the terms under which the Northern New England Cardiovascular Disease Study Group ("NNECVDSG") will provide APACHE Medical Systems, Inc. ("APACHE") with access to databases and risk models for inclusion into new products currently under development at APACHE. The terms of our agreement are as follows:

RIGHTS AND LICENSES, LIMITATIONS

1. NNECVDSG grants to APACHE an exclusive license, for a term of five (5) years to use the NNECVDSG databases, including the right to incorporate such databases into APACHE products and services, described in the Proposal to APACHE Medical Systems, Inc. from the Northern New England Cardiovascular Disease Study Group dated March 7, 1995 ("Proposal"). [Begin strikeout text] This grant also includes an exclusive license for any databases related to Cardiovascular Disease developed by NNECVDSG during the term of this Agreement. [End strikeout text] Such databases are hereinafter collectively known as "Databases".

2. NNECVDSG acknowledges APACHE's right to incorporate any published NNECVDSG risk models related to Cardiovascular Disease into APACHE products and services. This includes any NNECVDSG Risk Models published during the term of this Agreement. The published risk models are listed on Exhibit A.

3. NNECVDSG grants to APACHE an exclusive license to incorporate into APACHE products and services NNECVDSG risk models related to Cardiovascular Disease awaiting publication that are already developed or are developed during the term of this Agreement. This exclusivity dissolves upon publication and is not intended in any manner to prohibit or delay publication of scientific reports. The unpublished risk models are not in the public domain. The risk models awaiting publication are listed on Exhibit B. The risk models described in Exhibits A and B and all risk models, published or unpublished, related to Cardiovascular Disease developed during the term of this Agreement are hereinafter collectively known as "Risk Models".

NNECVDSG and APACHE shall work together to decide upon a mutually agreeable delivery schedule for the Databases and Risk Models. The parties anticipate that NNECVDSG shall deliver the Databases and Risk Models to APACHE approximately thirty (30) days from execution of this Agreement.

NNECVDSG shall maintain all ownership rights with regard to the Databases and Risk Models. APACHE shall own the rights to any material modifications thereof, data resulting from material modifications and any new risk models based on the database that are developed by APACHE. APACHE may use NNECVDSG's name when referring to APACHE products or services that have incorporated the Databases or Risk Models.

APACHE agrees not to publish in scientific journals the results of an analysis of the Databases unless mutually agreed to by the parties as part of a collaborative effort.

APACHE agrees that it will not enter into any agreements for a third party vendor to distribute APACHE products or services that incorporate the Databases or Risk Models unless NNECVDSG consents. Notwithstanding the above, APACHE may enter into such an agreement with regards to CardioMac.

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PAYMENT

APACHE will pay to NNECVDSG a total of [*                       ] each year for
five (5) years.  Such amount will be paid to NNECVDSG monthly in the amount of
[*               ].  The payments shall be due on the fifteenth of each month.
The first payment shall be prorated for the month in which the Databases and Risk Models are received by APACHE. The parties agree that Dartmouth College shall accept payment on behalf of NNECVDSG. NNECVDSG acknowledges that payment of the above amounts to Dartmouth College will satisfy APACHE's payment obligations to NNECVDSG.

UPDATES AND SUPPORT

NNECVDSG and APACHE shall work together to decide upon a mutually agreeable schedule for updates of the Databases and Risk Models. The parties anticipate that NNECVDSG shall provide APACHE with updates to the Databases approximately every six (6) months or, if the Databases are updated more often, whenever NNECVDSG updates the Databases. NNECVDSG shall provide APACHE with updates to the Risk Models whenever NNECVDSG updates such Risk Models.

NNECVDSG shall provide technical assistance to APACHE for the purpose of providing assistance to APACHE regarding the Databases and Risk Models.

TERM AND TERMINATION

The term of this Agreement shall begin on the effective date set forth at the end of this Agreement (the "Effective Date") and shall continue in effect for a term of five (5) years.

Either party may terminate this Agreement upon thirty (30) days written notice, if the other party has defaulted on any material obligation or covenant or breached any material representation or warranty and has not cured such default within the thirty (30) day notice period.

The exclusivity of the rights granted hereunder shall automatically terminate when this Agreement is terminated or expires. After termination or expiration, APACHE may continue to use only the versions of the Databases and Risk Models received by APACHE through the date of termination. The provisions regarding Termination, Warranty, Indemnity, Limitation of Liability and Confidentiality shall survive termination of this Agreement. APACHE is obligated to NNECVDSG only for the monthly payments through the date of termination. When this Agreement is terminated, the last payment by APACHE will be prorated for the portion of the month that elapsed before termination.

WARRANTY

NNECVDSG warrants the following:

        1. NNECVDSG has the right to grant an exclusive license to APACHE for the Databases and Risk Models.

        2. To the best of NNECVDSG's knowledge, the use of the Databases and Risk Models do not infringe upon any copyright, trademark or other intellectual property right of a third party.

        3. The use and distribution of the Databases and Risk Models by APACHE does not cause NNECVDSG to be in breach of any agreement to which it is a party.

        4. The Databases are not in the public domain and NNECVDSG will safeguard the Databases and not allow them to fall into the public domain.

THE WARRANTIES SET FORTH ABOVE ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY THE PARTIES WITH RESPECT TO THIS AGREEMENT AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED.



- ------------
* Confidential portions omitted
  and filed separately with the        2
  Commission.

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LIMITATIONS OF LIABILITY

NEITHER PARTY SHALL BE RESPONSIBLE TO THE OTHER PARTY FOR ANY LOST PROFITS, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, TO THE EXTENT PERMITTED BY LAW, PUNITIVE OR EXEMPLARY DAMAGES) IN CONNECTION WITH THIS AGREEMENT EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


No action, regardless of form, arising out of or under this Agreement may be brought by either party more than one year after the cause of action accrues.

INDEMNIFICATION

APACHE shall defend, indemnify and hold NNECVDSG and its directors, officers, employees and agents harmless from all losses, damages, costs, and expenses, including without limitation attorneys' fees and court costs, arising from or in connection with the use of the Database or Risk Models by APACHE. APACHE shall conduct such defense with attorneys selected by it at its expense, and shall have sole control over the conduct of such defense.

[BEGIN STRIKE OUT TEXT]
NNECVDSG shall defend, indemnify and hold APACHE and its directors, officers, employees and agents harmless from all losses, damages, costs, and expenses, including without limitation attorney's fees and court costs, arising from or in connection with (i) any breach of any representation, warranty or covenant of NNECVDSG under this Agreement or (ii) any third party claim of copyright, patent or trade secret infringement resulting from APACHE's or its licensees use of the Databases and Risk Models. NNECVDSG shall conduct such defense with attorneys selected by it at its expense, and shall have sole control over the conduct of such defense.
[END STRIKE OUT TEXT]

Each party shall promptly notify the other party of any asserted or threatened claims that may be subject to any of the indemnities in this Section, and shall cooperate with the other party in conducting the defense.

CONFIDENTIALITY

Each party will, and shall cause its employees to, hold in strict confidence all Confidential Information. Confidential Information means all non-public information provided to or learned by either party, its agents, staff or employees in connection with the activities contemplated by this Agreement including but not limited to the patient identifiers, individual hospital identifiers and physician identifiers contained in the Databases, the risk models that are awaiting publication by NNECVDSG and the terms and conditions of this Agreement. The published risk models shall not be Confidential Information. Nothing in this Section shall prevent APACHE from incorporating the Databases or Risk Modules into APACHE products and services. Statistical summary results of Patient records that do not reveal individual patient, hospital or physician identifying information shall not be Confidential Information.

MISCELLANEOUS

This Agreement, including all exhibits and attachments, contains the entire Agreement between APACHE and NNECVDSG concerning the subject matter hereof and supersedes all prior and contemporaneous proposals, discussions, understandings and all other agreements or representations, oral and written, between the parties relating to the subject matter hereof.

Please sign the enclosed copy of this letter where indicated below on behalf of NNECVDSG, and return it to me. It will then constitute a binding agreement between APACHE and NNECVDSG with respect to the Databases and Risk Models.



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We are looking forward to commencing work on this project and to continuing the excellent relationship we have enjoyed thus far with NNECVDSG.


Sincerely,                                  NORTHERN NEW ENGLAND
                                            CARDIOVASCULAR DISEASE
                                            STUDY GROUP

/s/ Gerald E. Bisbee, Jr., Ph.D.            Accepted By: /s/ Gerald T. O'Connor
- --------------------------------            -----------------------------------
    Gerald E. Bisbee, Jr., Ph.D.            Print Name:  Gerald T. O'Connor
    Chairman and                            Title:  Research Director, NNECVDSG
    Chief Executive Officer                 Date:   March 24, 1995




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                                   EXHIBIT A


RISK MODELS:  PUBLISHED OR UNDER REVIEW:

- -  CABG in-hospital mortality
- -  PTCA in-hospital mortality
- -  PTCA non-fatal adverse outcomes


                                   EXHIBIT B


RISK MODELS:  UNDER DEVELOPMENT OR DEVELOPED BUT NOT YET PUBLISHED:

- -  Stroke associated with CABG surgery
- -  Mediastinitis/sternal dehiscence associated with CABG surgery
- -  Mortality associated with aortic valve surgery
- -  Long-term survival associated with CABG surgery
- -  Length of stay:  CABG, PTCA
- -  Long-term survival associated with PTCA procedures
- -  Functional health status and symptom status following revascularization


                               DELIVERY SCHEDULE

The data sets specified in the contract are about 60 megabytes of data. We will create transport files under SAS 6.08 on Dartmouth's VAX running VMS 6.1 and create an unlabeled ASCII 9 track tape for the initial transfer of data to APACHE. These data will be delivered to APACHE Medical Systems by June 1, 1995.

Future data transfer will occur annually, on or around June 1. We will create SAS transport files of the new records only and either create an 8 mm tar format tape under IBM AIX 3.* for APACHE or place the data in an area accessible to APACHE via ftp.